Exhibit 99.1

Sterling Bancorp Reports First Quarter 2023 Financial Results

Southfield, Michigan, May 1, 2023 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its unaudited financial results for the first quarter ended March 31, 2023.

First Quarter 2023 Highlights

•	Net loss of $(0.5) million, or $(0.01) per diluted share
•	Net interest margin of 2.93%
•	Adopted Current Expected Credit Loss (“CECL”) methodology on January 1, 2023, resulting in a $0.5 million increase (after tax) to retained earnings
•	Recorded provision for credit losses of $0.7 million; ratio of allowance for credit losses to total loans held for investment of 2.48%
•	Non-interest expense of $17.8 million
•	Shareholders’ equity of $315.5 million
•	Company’s consolidated and Bank’s leverage ratio of 13.49% and 16.52%, respectively
•	Total deposits of $1.9 billion
•	Total gross loans held for investment of $1.6 billion
•	All debt securities are available for sale; none held to maturity
•	Reclassified $41.1 million of nonaccrual and delinquent residential loans as held for sale; with this reclassification there are virtually no nonperforming assets held for investment; reduced total nonperforming assets to $26.3 million, almost entirely comprised of nonaccrual residential loans held for sale
•	Entered into Plea Agreement with Department of Justice, resolving the investigation of the Bank and the Company relating to the Bank’s former Advantage Loan Program

The Company reported a net loss of $(0.5) million, or $(0.01) per diluted share, for the quarter ended March 31, 2023, compared to a net loss of $(18.4) million, or $(0.37) per diluted share, for the quarter ended December 31, 2022.

The Company reclassified approximately $41.1 million of nonaccrual and delinquent residential loans as held for sale with the intent to liquidate that exposure in the next few months. In reclassifying these loans, we recorded a $6.5 million charge off applied against the allowance for credit losses to reflect these loans at their estimated fair value of $34.6 million. The Bank engaged an independent third-party advisor to market the loans to multiple investors and has received several favorable bids.

“Sterling’s first quarter of 2023 results continue the very deliberate remediation and repositioning begun in 2020. As most are no doubt aware, we announced a settlement with the U. S. Department of Justice in their long running investigation of the ill-fated Advantage Loan Program. That settlement, when combined with last year’s settlement with the Office of the Comptroller of the Currency, helps clear the uncertainty that has existed with these governmental investigations. Sterling is well positioned now with strong capital levels, abundant liquidity and exceptional asset quality,” said Thomas M. O’Brien, Chairman, President, and Chief Executive Officer.

Balance Sheet

Total Assets – Total assets were $2.4 billion at March 31, 2023, a decrease of $33.2 million, or 1%, from December 31, 2022.

Cash and due from banks increased $39.4 million, or 10%, to $419.2 million at March 31, 2023 compared to $379.8 million at December 31, 2022. Debt securities, all of which are available for sale, are of relatively short duration and which we consider part of our liquid assets, of $342.5 million at March 31, 2023 were relatively unchanged from December 31, 2022.

Total gross loans held for investment of $1.6 billion at March 31, 2023 declined $106.8 million, or 6%, from $1.7 billion at December 31, 2022. Loans held for sale of $38.0 million at March 31, 2023 increased $30.3 million from $7.7 million at December 31, 2022 primarily due to the reclassification of residential real estate loans from held for investment to held for sale.

Total Deposits – Total deposits were $1.9 billion at March 31, 2023, a decrease of $32.2 million, or 2%, from December 31, 2022. Money market, savings and NOW deposits were $958.2 million, a decrease of $81.1 million, or 8%, from December 31, 2022. Time deposits were $917.2 million, an increase of $55.5 million, or 6%, compared to $861.7 million at December 31, 2022. Noninterest-bearing deposits were $46.5 million at March 31, 2023 compared to $53.0 million at December 31, 2022. Total estimated uninsured deposits were approximately 20.2% of total deposits at March 31, 2023 compared to 20.8% at December 31, 2022. Our customer deposit balances have remained relatively stable following the recent bank failures. Our current strategy is to continue to offer competitive interest rates on our deposit products to maintain our existing customer deposit base and help manage our liquidity.

Capital – Total shareholders’ equity was $315.5 million at March 31, 2023 compared to $312.6 million at December 31, 2022. The increase in shareholders’ equity is primarily attributable to unrealized losses on our investment securities portfolio in accumulated other comprehensive loss that have recovered by $2.8 million since December 31, 2022 primarily due to changes in market value related to the shift in the interest rate yield curve.

The Company and the Bank have elected to opt into the Community Bank Leverage Ratio framework, effective January 1, 2023. As such, the Company and the Bank are not required to meet minimum standards under the risk-based capital rules. Instead, we are required to maintain a Tier 1 leverage ratio of greater than 9.0% to be considered to have satisfied the risk-based and leverage capital requirements in the regulatory agencies’ generally applicable capital rules and to have met the well capitalized ratio requirements. At March 31, 2023, the consolidated Company’s and Bank’s leverage ratio were 13.49% and 16.52%, respectively.

Asset Quality and Provision for (Recovery of) Credit Losses – On January 1, 2023, the Company adopted the CECL methodology under Accounting Standards Codification Topic 326, in which the allowance for credit losses reflects expected credit losses for the remaining estimated life of loans using historical experience, current conditions, and reasonable and supportable forecasts. The Company decreased its allowance for credit losses by $1.7 million and established a liability for unfunded commitments of $0.6 million on the adoption date. Also on January 1, 2023, the Company adopted ASU No. 2022-02 which eliminated the accounting guidance for troubled debt restructurings, as a result the Company increased the allowance for credit losses by $0.4 million on the adoption date. The adoption of these standards resulted in a cumulative-effect adjustment, after tax, of $0.5 million increase to retained earnings.

A provision for credit losses of $0.7 million was recorded for the first quarter of 2023 compared to a recovery of $(0.2) million for the fourth quarter of 2022. The allowance for credit losses at March 31, 2023 was $38.6 million, or 2.48% of total loans held for investment, compared to $45.5 million, or 2.74% of total loans held for investment, at December 31, 2022.

Net charge offs during the first quarter of 2023 were $6.4 million compared to net recoveries of $(0.3) million in the fourth quarter of 2022. Net charge offs in the first quarter of 2023 primarily reflects the $6.5 million in charge offs of our recorded investment on those residential loans reclassified as held for sale, which also contributed to the decrease in our allowance for credit losses.

There were no loans held for investment in nonaccrual status at March 31, 2023, compared to $33.7 million at December 31, 2022. Nonperforming assets at March 31, 2023, which includes nonaccrual loans held for sale at their fair value, totaled $26.3 million, or 1.09% of total assets, compared to $38.3 million, or 1.57% of total assets at December 31, 2022 and $54.1 million, or 1.93% of total assets, at March 31, 2022. The residential real estate loans that were reclassified from held for investment to held for sale in the first quarter of 2023 included all nonaccrual loans as we have commenced a process to liquidate that exposure.

“We have accomplished much in strengthening our balance sheet since 2020, and we are now focused on building profitability. In that time, we have removed most of the wholesale funding liabilities, including all broker deposits and high interest rate time deposits, and built a very comprehensive risk management framework and culture. In the first quarter of 2023, we adopted CECL and successfully completed our first SOX-compliant audit,” said O’Brien.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the first quarter of 2023 was $17.7 million compared to $18.5 million for the fourth quarter of 2022 and $21.3 million for the first quarter of 2022. The decrease in net interest income during the first quarter of 2023 compared to the prior quarter was primarily due to an increase in interest expense on our average balance of interest-bearing deposits since the average rate paid during the first quarter of 2023 increased 63 basis points, partially offset by an increase in interest income earned on our average balance of interest-bearing assets since the average yield for the first quarter of 2023 increased 34 basis points.

The decrease in net interest income during the first quarter of 2023 compared to the first quarter of 2022 was primarily due to an increase in interest expense on our average balance of interest-bearing liabilities since the average rate paid increased 174 basis points. This was partially offset by an increase in interest income as the average yield on our average balance of interest-bearing assets increased 133 basis points. The average balance in our loan portfolio declined $369.6 million, or 18%, from $2.0 billion at March 31, 2022 to $1.6 billion at March 31, 2023. Loan repayments continue to outpace new loan production as the result of our decisions to delay the development of new residential and commercial loan products and to stop originating construction loans.

The net interest margin of 2.93% for the first quarter of 2023 decreased from the net interest margin of 3.09% for the fourth quarter of 2022 and decreased from the net interest margin of 3.03% for the first quarter of 2022.

Non-Interest Income – Although non-interest income for the first quarter of 2023 was relatively flat compared to the fourth quarter of 2022, it reflected a decrease of $1.1 million compared to the first quarter of 2022 primarily as a result of declines in net servicing income of $0.4 million and approximately $0.4 million in recoveries of the loan valuation losses previously taken on the commercial real estate loan portfolio that was sold in the first quarter of 2022.

Non-Interest Expense – Non-interest expense of $17.8 million for the first quarter of 2023 reflected a decrease of $19.3 million, or 52%, compared to $37.1 million for the fourth quarter of 2022. This decrease was primarily due to the $18.2 million provision for contingent losses in the prior quarter reflecting the financial impact of the resolution of the U.S. Department of Justice (the “DOJ”) investigation of the Company and Bank related to the Advantage Loan Program. On March 15, 2023, the Company entered into a Plea Agreement (the “Plea Agreement”) with the DOJ, resolving the DOJ’s investigation. Under the Plea Agreement, the Company has agreed to plead guilty to one count of securities fraud primarily relating to disclosures in certain securities law filings with respect to the Advantage Loan Program, pay $27.2 million in restitution and further enhance its compliance program and internal controls related to securities law compliance.

Professional fees were $2.7 million lower in the first quarter of 2023 compared to the prior quarter principally due to reimbursements received from an insurance carrier of $2.2 million for previously incurred direct and third party legal expenses related to the governmental investigations. The insurance reimbursements received in the current quarter also contributed to the decrease in non-interest expense from the first quarter of 2022.

Income Tax Expense (Benefit)– For the three months ended March 31, 2023, the Company recorded an income tax benefit of $(54) thousand, or effective tax rate of 9.7%, compared to an income tax provision of $0.3 million, or effective tax rate of (1.5)% for the three months ended December 31, 2022. Our effective tax rate varies from the statutory rate for the current quarter due to the impact of non-deductible compensation related expenses and from the prior quarter due to the impacts of non-deductible compensation and the provision for contingent losses of $18.2 million, which is not deductible for tax purposes.

Mr. O’Brien said, “Of course, any discussion of early 2023 in the banking world would be lacking without a discussion of the collapse of Silicon Valley Bank and Signature Bank of New York. The epitaphs are still being written, but, in my experience, these crises can be distilled down to the consequences of not following the critical elements of proper risk management. Management must know their institution intimately along with its critical risks and exposures. Event risk is always pervasive and in no industry more so than banking. Too much focus on short-term, quarterly results often leads to a missed opportunity to address needed structural changes or repositioning. The lessons the finance world learned from the 1980s and 1930s in liquidity planning, especially for fast growing and volatile deposit concentrations, should have been burned into bank management training courses. It certainly does very few any good to have a stock price trade at $350 per share only to collapse to zero. These failures will undoubtedly have repercussions in our industry in the times ahead.

In all of that chaos, however, Sterling’s deposits held reasonably firm. In the first few days we had some minor account repositioning and some deposit amounts leave, while we also had some new money flow into the Bank. As of late April, our deposits levels were up over $25 million from the day before the failures. I should also point out that all of our securities are classified as available for sale with none in the opaque held to maturity classification. Like at most banks, the higher interest rate environment has encouraged our customers to look more favorably at CDs than had been the case in recent years. Consequently, margin pressures are being witnessed here and throughout the industry.”

Conference Call and Webcast

Management will host a conference call on Monday, May 1, 2023 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter ended March 31, 2023. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through May 8, 2023 by dialing (877) 344-7529, using conference ID number 2309497.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would” and “annualized,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2023, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2023	2022	2022
Net income (loss)	$(503)	$(18,433)	$5,260
Income (loss) per share, diluted	$(0.01)	$(0.37)	$0.10
Net interest income	$17,676	$18,521	$21,272
Net interest margin	2.93%	3.09%	3.03%
Non-interest income	$278	$248	$1,411
Non-interest expense	$17,837	$37,110	$19,423
Loans, net of allowance for credit losses	$1,513,481	$1,613,385	$1,822,186
Total deposits	$1,921,822	$1,954,037	$2,200,172
Asset Quality
Nonperforming loans	$34	$33,725	$44,229
Allowance for credit losses to total loans	2.48%	2.74%	2.80%
Allowance for credit losses to nonaccrual loans	—	135%	119%
Nonaccrual loans to total loans outstanding	—	2.03%	2.36%
Net charge offs (recoveries) to average loans outstanding during the period	0.39%	(0.02)%	(0.01)%
Provision for (recovery of) credit losses	$674	$(179)	$(4,289)
Net charge offs (recoveries)	$6,412	$(281)	$(196)
Performance Ratios
Return on average assets	(0.08)%	(3.01)%	0.74%
Return on average shareholders' equity	(0.65)%	(22.15)%	6.08%
Efficiency ratio (1)	99.35%	197.72%	85.63%
Yield on average interest-earning assets	4.88%	4.54%	3.55%
Cost of average interest-bearing liabilities	2.36%	1.74%	0.62%
Net interest spread	2.52%	2.80%	2.93%
Capital Ratios(2)(3)
Regulatory and Other Capital Ratios — Consolidated:
Tier 1 (core) capital to average total assets (leverage ratio)	13.49%	13.54%	12.24%
Regulatory and Other Capital Ratios — Bank:
Tier 1 (core) capital to average total assets (leverage ratio)	16.52%	16.56%	13.65%

(1) Efficiency ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(2) March 31, 2023 capital ratios are estimated.

(3) Effective January 1, 2023, the Company and Bank elected to opt into the community bank leverage ratio framework.

Sterling Bancorp, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,	%	March 31,	%
(dollars in thousands)	2023	2022	change	2022	change
Assets
Cash and due from banks	$419,219	$379,798	10%	$486,743	(14)%
Interest-bearing time deposits with other banks	934	934	0%	1,183	(21)%
Debt securities available for sale	342,534	343,558	(0)%	359,375	(5)%
Equity securities	4,712	4,642	2%	4,986	(5)%
Loans held for sale	37,979	7,725	N/M	12,230	N/M
Loans, net of allowance for credit losses of $38,565, $45,464 and $52,455	1,513,481	1,613,385	(6)%	1,822,186	(17)%
Accrued interest receivable	7,617	7,829	(3)%	6,655	14%
Mortgage servicing rights, net	1,703	1,794	(5)%	2,888	(41)%
Leasehold improvements and equipment, net	6,139	6,301	(3)%	7,144	(14)%
Operating lease right-of-use assets	13,916	14,800	(6)%	17,210	(19)%
Federal Home Loan Bank stock, at cost	20,288	20,288	0%	20,288	0%
Company-owned life insurance	8,553	8,501	1%	33,163	(74)%
Deferred tax asset, net	20,065	23,704	(15)%	20,865	(4)%
Other assets	14,408	11,476	26%	14,213	1%
Total assets	$2,411,548	$2,444,735	(1)%	$2,809,129	(14)%

Liabilities
Noninterest-bearing deposits	$46,496	$53,041	(12)%	$64,944	(28)%
Interest-bearing deposits	1,875,326	1,900,996	(1)%	2,135,228	(12)%
Total deposits	1,921,822	1,954,037	(2)%	2,200,172	(13)%
Federal Home Loan Bank borrowings	50,000	50,000	0%	150,000	(67)%
Subordinated notes, net	65,253	65,271	(0)%	65,326	(0)%
Operating lease liabilities	15,089	15,990	(6)%	18,421	(18)%
Accrued expenses and other liabilities	43,874	46,810	(6)%	33,804	30%
Total liabilities	2,096,038	2,132,108	(2)%	2,467,723	(15)%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; shares issued and outstanding 50,808,116 at March 31, 2023, 50,795,871 at December 31, 2022 and 50,496,833 at March 31, 2022	83,295	83,295	0%	82,157	1%
Additional paid-in capital	14,906	14,808	1%	14,186	5%
Retained earnings	234,048	234,049	(0)%	253,503	(8)%
Accumulated other comprehensive loss	(16,739)	(19,525)	14%	(8,440)	(98)%
Total shareholders’ equity	315,510	312,627	1%	341,406	(8)%
Total liabilities and shareholders’ equity	$2,411,548	$2,444,735	(1)%	$2,809,129	(14)%

N/M - Not Meaningful

Sterling Bancorp, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 31,	December 31,	%	March 31,	%
(dollars in thousands, except per share amounts)	2023	2022	change	2022	change
Interest income
Interest and fees on loans	$22,160	$21,786	2%	$23,868	(7)%
Interest and dividends on investment securities and restricted stock	2,456	2,293	7%	835	N/M
Other interest	4,807	3,200	50%	215	N/M
Total interest income	29,423	27,279	8%	24,918	18%
Interest expense
Interest on deposits	9,809	6,922	42%	2,330	N/M
Interest on Federal Home Loan Bank borrowings	245	250	(2)%	352	(30)%
Interest on subordinated notes	1,693	1,586	7%	964	76%
Total interest expense	11,747	8,758	34%	3,646	N/M
Net interest income	17,676	18,521	(5)%	21,272	(17)%
Provision for (recovery of) credit losses	674	(179)	N/M	(4,289)	N/M
Net interest income after provision for (recovery of) credit losses	17,002	18,700	(9)%	25,561	(33)%
Non-interest income
Service charges and fees	94	84	12%	122	(23)%
Gain (loss) on sale of investment securities	(2)	32	N/M	—	N/M
Gain (loss) on sale of mortgage loans held for sale	(25)	(57)	56%	197	N/M
Unrealized gain (loss) on equity securities	71	10	N/M	(236)	N/M
Net servicing income	59	98	(40)%	443	(87)%
Income earned on company-owned life insurance	80	81	(1)%	328	(76)%
Other	1	—	N/M	557	(100)%
Total non-interest income	278	248	12%	1,411	(80)%
Non-interest expense
Salaries and employee benefits	9,410	8,985	5%	9,617	(2)%
Occupancy and equipment	2,112	2,216	(5)%	2,142	(1)%
Professional fees	3,221	5,929	(46)%	5,157	(38)%
FDIC assessments	257	115	N/M	369	(30)%
Data processing	738	766	(4)%	805	(8)%
Net provision for (recovery of) mortgage repurchase liability	120	31	N/M	(213)	N/M
Provision for contingent losses	—	18,239	(100)%	—	N/M
Other	1,979	829	N/M	1,546	28%
Total non-interest expense	17,837	37,110	(52)%	19,423	(8)%
Income (loss) before income taxes	(557)	(18,162)	97%	7,549	N/M
Income tax expense (benefit)	(54)	271	N/M	2,289	N/M
Net income (loss)	$(503)	$(18,433)	97%	$5,260	N/M

Income (loss) per share, basic and diluted	$(0.01)	$(0.37)		$0.10
Weighted average common shares outstanding:
Basic	50,444,463	50,403,310		50,191,288
Diluted	50,444,463	50,403,310		50,406,123

N/M - Not Meaningful

Sterling Bancorp, Inc.
Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,366,872	$18,514	5.42%	$1,428,840	$18,331	5.13%	$1,660,692	$18,278	4.40%
Commercial real estate	223,929	2,596	4.64%	219,414	2,480	4.52%	247,044	3,436	5.56%
Construction	41,436	1,034	9.98%	45,486	957	8.42%	95,123	2,149	9.04%
Commercial lines of credit	1,382	16	4.63%	1,389	18	5.18%	350	5	5.71%
Total loans	1,633,619	22,160	5.43%	1,695,129	21,786	5.14%	2,003,209	23,868	4.77%
Securities, includes restricted stock(2)	366,346	2,456	2.68%	370,460	2,293	2.48%	350,150	835	0.95%
Other interest-earning assets	411,766	4,807	4.67%	335,237	3,200	3.82%	452,651	215	0.19%
Total interest-earning assets	2,411,731	29,423	4.88%	2,400,826	27,279	4.54%	2,806,010	24,918	3.55%
Noninterest-earning assets
Cash and due from banks	4,475			4,221			4,016
Other assets	28,398			28,432			43,322
Total assets	$2,444,604			$2,433,479			$2,853,348
Interest-bearing liabilities
Money market, savings and NOW	$1,001,505	$4,614	1.87%	$1,078,873	$3,490	1.28%	$1,310,848	$707	0.22%
Time deposits	900,890	5,195	2.34%	799,524	3,432	1.70%	861,785	1,623	0.76%
Total interest-bearing deposits	1,902,395	9,809	2.09%	1,878,397	6,922	1.46%	2,172,633	2,330	0.43%
FHLB borrowings	50,000	245	1.96%	50,000	250	1.96%	150,000	352	0.94%
Subordinated notes, net	65,264	1,693	10.38%	65,283	1,586	9.51%	65,337	964	5.90%
Total borrowings	115,264	1,938	6.73%	115,283	1,836	6.23%	215,337	1,316	2.44%
Total interest-bearing liabilities	2,017,659	11,747	2.36%	1,993,680	8,758	1.74%	2,387,970	3,646	0.62%
Noninterest-bearing liabilities
Demand deposits	50,284			60,615			64,119
Other liabilities	63,308			49,036			55,479
Shareholders' equity	313,353			330,148			345,780
Total liabilities and shareholders' equity	$2,444,604			$2,433,479			$2,853,348
Net interest income and spread(2)		$17,676	2.52%		$18,521	2.80%		$21,272	2.93%
Net interest margin(2)			2.93%			3.09%			3.03%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

Sterling Bancorp, Inc.
Loan Composition (Unaudited)

	March 31,	December 31,	%	March 31,	%
(dollars in thousands)	2023	2022	change	2022	change
Residential real estate	$1,289,554	$1,391,276	(7)%	$1,580,759	(18)%
Commercial real estate	224,792	221,669	1%	219,767	2%
Construction	36,255	44,503	(19)%	73,778	(51)%
Commercial lines of credit	1,368	1,396	(2)%	334	N/M
Other consumer	77	5	N/M	3	N/M
Total loans held for investment	1,552,046	1,658,849	(6)%	1,874,641	(17)%
Less: allowance for credit losses	(38,565)	(45,464)	(15)%	(52,455)	(26)%
Loans, net	$1,513,481	$1,613,385	(6)%	$1,822,186	(17)%

Loans held for sale	$37,979	$7,725	N/M	$12,230	N/M
Total gross loans	$1,590,025	$1,666,574	(5)%	$1,886,871	(16)%

N/M - Not Meaningful

Sterling Bancorp, Inc.
Allowance for Credit Losses (Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2023	2022	2022
Balance at beginning of period	$45,464	$45,362	$56,548
Adjustment to Adopt ASU No. 2016-13	(1,651)	—	—
Adjustment to Adopt ASU No. 2022-02	380	—	—
Balance after adoption	$44,193	$45,362	$56,548
Provision for (recovery of) credit losses	784	(179)	(4,289)
Charge offs	(6,478)	—	—
Recoveries	66	281	196
Balance at end of period	$38,565	$45,464	$52,455

Sterling Bancorp, Inc.
Deposit Composition (Unaudited)

	March 31,	December 31,	%	March 31,	%
(dollars in thousands)	2023	2022	change	2022	change
Noninterest-bearing deposits	$46,496	$53,041	(12)%	$64,944	(28)%
Money Market, Savings and NOW	958,165	1,039,263	(8)%	1,319,444	(27)%
Time deposits	917,161	861,733	6%	815,784	12%
Total deposits	$1,921,822	$1,954,037	(2)%	$2,200,172	(13)%

Sterling Bancorp, Inc.
Credit Quality Data (Unaudited)

	At and for the Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands)	2023	2022	2022
Nonaccrual loans(1):
Residential real estate	$—	$33,690	$38,300
Commercial	—	—	5,891
Total nonaccrual loans(2)	—	33,690	44,191
Loans past due 90 days or more and still accruing interest	34	35	38
Nonperforming loans	34	33,725	44,229
Other troubled debt restructurings(3)	—	2,637	2,662
Nonaccrual loans held for sale	26,270	1,942	7,249
Nonperforming assets	$26,304	$38,304	$54,140
Total loans (1)	$1,552,046	$1,658,849	$1,874,641
Total assets	$2,411,548	$2,444,735	$2,809,129
Nonaccrual loans to total loans outstanding (2)	—	2.03%	2.36%
Nonperforming assets to total assets	1.09%	1.57%	1.93%
Allowance for credit losses to total loans	2.48%	2.74%	2.80%
Allowance for credit losses to nonaccrual loans	—	135%	119%
Net charge offs (recoveries) to average loans outstanding during the period	0.39%	(0.02)%	(0.01)%

(1) Loans are classified as held for investment and are presented before the allowance for credit losses.

(2) Total nonaccrual loans exclude nonaccrual loans held for sale. If nonaccrual loans held for sale are included, the ratio of total nonaccrual loans to total gross loans would be 1.65%, 2.14% and 2.73% at March 31, 2023, December 31, 2022 and March 31, 2022, respectively.

(3) Other troubled debt restructurings at December 31, 2022 and March 31, 2022 exclude those loans presented above as nonaccrual or past due 90 days or more and still accruing interest. Effective January 1, 2023, loan modifications involving borrowers experiencing financial difficulty are evaluated under the new credit loss model. There were no such loan modifications during the three months ended March 31, 2023.